Exhibit 99.1

GALECTIN THERAPEUTICS ANNOUNCES POSITIVE NEW PSORIASIS AND ATOPIC DERMATITIS CLINICAL DATA, SEEKING STRATEGIC PARTNERSHIPS FOR THERAPY OF SEVERE SKIN DISEASES

Meaningful activity of GR-MD-02 in treating psoriasis and preliminary data in treating atopic dermatitis suggests promise in treatment of serious skin disease

NORCROSS, Ga. (November 10, 2016) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today announced its plans to identify a strategic partnership for its galectin-3 inhibitor GR-MD-02 for the treatment of serious skin diseases, including moderate-to-severe plaque psoriasis and severe atopic dermatitis.

The Company now has complete data on the therapy of five patients with moderate-to severe plaque psoriasis for up to 24 weeks with 8 mg/kg doses of GR-MD-02 delivered every other week. All five patients had significant clinical improvement (mean of 52% improvement) as measured by an objective measurement, the PASI (Psoriasis Area and Severity Index). The fifth patient, who also had the most severe baseline disease, had a 72% PASI improvement after the full thirteen infusions (24 weeks). The significant clinical improvement in the fifth patient is shown in the photographs below; the same degree of improvement was evident in all body regions.

GR-MD-02 was also used under an investigator initiated study to treat a patient with severe atopic dermatitis who had been recalcitrant to multiple therapies over many years. Following only four drug infusions, the patient has had a marked clinical effect with near resolution of pruritus, or itching, and regression of skin lesions. The patient is continuing on therapy and approval has been submitted to identify and treat an additional two patients with severe atopic dermatitis.

“The early clinical results in two severe skin diseases and the lack of significant adverse events with GR-MD-02 is very encouraging, and we plan on presenting complete data at a scientific meeting in the future,” said Simon A. Ritchie, M.D., Staff Dermatologist, Chief of Phototherapy and Tele-Dermatology at San Antonio Military Health System and Principal Investigator of the studies. “It is uncommon for patients with moderate-to-severe plaque psoriasis to spontaneously improve without treatment and the patient with atopic dermatitis had not improved previously on multiple medications. I view continued development of this therapy as potentially important for patients with these skin diseases.”

“The impressive preliminary clinical results of GR-MD-02 in both psoriasis and atopic dermatitis suggest that GR-MD-02 should be progressed in development to determine the potential role in skin disease treatment,” said Peter G. Traber, M.D., Galectin’s president, chief executive officer and chief medical officer. “While there are multiple approved agents for moderate to severe psoriasis, severe atopic dermatitis is currently an unmet medical need. GR-MD-02 could potentially be a safer therapy and drug cost may be less expensive for severe psoriasis than other recently approved drugs.”

“Exploring the potential for GR-MD-02 in severe skin disease will require additional clinical development that would include controlled clinical trials with different doses and intervals of administration to identify optimal regimens”, continued Dr. Traber.” To pursue continued development, Galectin will require a strategic partner to support the development program. To this end, the company has engaged a business development firm to identify potential strategic partners to develop a mutually beneficial partnership for GR-MD-02 in severe skin disease. Additionally, we will develop an advisory group of top dermatologist investigators to support these efforts.”

About Psoriasis

Psoriasis, which manifests most often as plaque psoriasis, is a chronic, relapsing, inflammatory skin disorder. Although plaque psoriasis is rarely life threatening, it often is intractable to treatment. According to the International Federation of Psoriasis Associations, about 3% of the world’s population has some form of psoriasis. In the U.S. there are about 150,000 new cases every year, and psoriasis affects about 2% of the U. S. population, according to the Cleveland Clinic.

About Atopic Dermatitis

Atopic dermatitis is a chronic pruritic (itching) inflammatory skin disease that occurs most frequently in children, but also affects adults. Atopic dermatitis affects approximately 5 to 20 percent of children worldwide. Persistent atopic dermatitis may be present in approximately 50 percent of patients diagnosed with atopic dermatitis during childhood, and for some adult patients can be severe and debilitating. Severe itching, or pruritus, is a hallmark of the condition and is responsible for much of the disease burden for patients and their families. Atopic dermatitis is an important unmet medical need in adults with severe disease who are not adequately treated with topical medicines.

About GR-MD-02

GR-MD-02 is a complex carbohydrate drug that targets galectin-3, a critical protein in the pathogenesis of fatty liver disease and fibrosis. Galectin-3 plays a major role in diseases that involve scarring of organs including fibrotic disorders of the liver, lung, kidney, heart and vascular system. The drug binds to galectin proteins and disrupts their function. Preclinical data in animals have shown that GR-MD-02 has robust treatment effects in reversing liver fibrosis and cirrhosis.

About Galectin Therapeutics

Galectin Therapeutics is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, which are key mediators of biologic function. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. The Company is pursuing a development pathway to clinical enhancement and commercialization for its lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for GR-MD-02 will lead to the first therapy for the treatment of NASH, or fatty liver disease, with cirrhosis and/or an additional therapy for the treatment of moderate to severe psoriasis and atopic dermatitis that positive results in treating psoriasis and atopic dermatitis may have implications for the treatment of cirrhosis and that the potential cost of drug therapy with GR-MD-02 may be less than competitive therapies Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of GR-MD-02 or any of its other drugs in development. The Company’s current clinical trial and any future clinical studies may not produce positive results in a timely fashion, if at all, and could prove time consuming and costly. Plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies. Regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to complete its current trials or further develop and/or fund further studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Contacts:

Jack Callicutt, Chief Financial Officer

(678) 620-3186

ir@galectintherapeutics.com

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